UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): September 27, 2019

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American
Rights to purchase Series A Participating Cumulative Preferred Stock, par value $1.00 per share	LEU*	NYSE American
*The rights currently transfer with the shares of Common Stock

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2019, the Board of Directors of Centrus Energy Corp. (the “Company”) appointed Philip O. Strawbridge, age 65, as Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company, effective September 30, 2019. Mr. Strawbridge also will assume additional management responsibilities including human resources, information technology, corporate development and strategic planning as part of an internal reorganization of the Company’s management structure. As previously disclosed by the Company, Marian Davis voluntarily resigned from her position as Senior Vice President, Chief Financial Officer and Treasurer on June 7, 2019, which resignation as Chief Financial Officer and Treasurer will be effective immediately prior to Mr. Strawbridge taking office. Ms. Davis will remain a Senior Vice President until October 4, 2019. Mr. Strawbridge will succeed Ms. Davis as the principal financial officer of the Company.

Mr. Strawbridge is an action-oriented executive with extensive experience in the nuclear, environmental, technology and service industries. From 2010 to 2013, he served as an executive adviser at Court Square Capital. Mr. Strawbridge served in various executive positions including Chief Financial Officer at EnergySolutions, a nuclear services and technology company, from 2006 to 2010. He was Chief Executive Officer and Chief Operating Officer of BNG America, which provided nuclear waste management services and technology to U.S. Government and commercial clients, from 1999 until BNG America was acquired by EnergySolutions in early 2006. From 1996 to 1999, Mr. Strawbridge was Chief Financial Officer of OHM/IT Corporation, a publicly-traded environmental and nuclear remediation firm. He also worked in several executive roles at the Fluor Corporation from 1986 to 1995. Early in his career, Mr. Strawbridge held various executive positions within the United States General Services Administration. He began his career as a United States Marine and received his Juris Doctor and BS in Finance from the University of Missouri.

In connection with his appointment, the Company’s Compensation, Nominating and Governance Committee has approved the following material compensatory arrangements for Mr. Strawbridge: (i) an annual base salary of $575,000; (ii) an option award under the Company’s 2014 Equity Incentive Plan to purchase 100,000 shares of the Company’s common stock with an exercise price equal to the closing trading price of the Company’s Class A common stock as reported on the NYSE American on the date of grant, which such option vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant in equal amounts conditioned upon continued employment; (iii) a fiscal 2019 cash bonus of $100,000 with participation thereafter under the Company’s annual incentive program for executive officers at a targeted annual level of 80% of base salary; and (iv) $25,000 for interim housing and travel expenses. Mr. Strawbridge will be eligible to participate in the health and welfare benefit plans generally available to employees of the Company.

Additionally, Mr. Strawbridge and the Company entered into the Company’s standard indemnification agreement and standard change in control agreement. The form of indemnification agreement was filed as Exhibit 10.77 to the Company’s annual report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 16, 2015. The form of change in control agreement was filed as Exhibit 10.3 to the Company’s current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 16, 2013.

There are no arrangements or understandings between Mr. Strawbridge and any other persons pursuant to which he was selected as of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Strawbridge has no family relationships with any director or executive officer of the Company.

In connection with an internal reorganization of management responsibilities, Stephen S. Greene, Senior Vice President, Corporate Development and Strategy, will be leaving the Company effective December 31, 2019. Mr. Greene will be entitled to the severance and other benefits in accordance with the underlying terms of Company’s Amended and Restated Executive Severance Plan, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2014.

A copy of the press release announcing Mr. Strawbridge’s appointment as an executive officer of the Company is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 30, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	September 30, 2019	By:	/s/ Dennis J. Scott
Dennis J. Scott
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary